EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Zhongpin Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated March 15, 2009 with respect to the consolidated financial statements and the effectiveness of Zhongpin Inc.’s internal control over financial reporting, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Guandong Dahua Delu Certified Public Accountants
Shenzhen, China
July 7, 2009